                                   EXHIBIT 11
                          Flagstar Capital Corporation
                  Computation of Net Earnings per Common Share
                      (In thousands, except per share data)


In order to calculate net earnings per share of common stock, the Company must first subtract the dividend requirements of the Series A Preferred Shares to arrive at net earnings available to the common stockholders. Net earnings per share are calculated by dividing net earnings available to common stockholders by the average number of common shares outstanding during the period.

                                                    For the           For the          For the             For the
                                                    quarter           quarter        nine months         nine months
                                                     ended             ended            ended               ended
                                                   September         September        September           September
                                                      30,               30,              30,                 30,
                                                      2001             2000              2001               2000
                                                  -----------       -----------      -----------         -----------
Net Earnings                                      $     1,728       $     1,914      $     5,411         $     5,331
Less: preferred stock dividends                         1,222             1,222            3,666               3,666
                                                  -----------       -----------      -----------         -----------
Net income available to common stockholders       $       506       $       692      $     1,745         $     1,665
                                                  ===========       ===========      ===========         ===========

Average common shares outstanding                       1,000             1,000            1,000               1,000

Net earnings per common share                     $      0.51       $      0.69      $      1.75         $      1.66


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